Exhibit 2

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number: 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

SECOND SUPPLEMENTARY BIDDER’S STATEMENT

DRD today lodged a Second Supplementary Bidder’s Statement.  A copy of the Second Supplementary Bidder’s Statement is available on the DRD Website.

The Second Supplementary Bidder’s Statement supplements, and should be read together with, DRD’s Bidder’s Statement dated 26 March 2004 and DRD’s First Supplementary Bidder’s Statement dated 4 May 2004.

Queries to Emperor Shareholder Infoline:

From within Australia is 1800 118 938 (toll free)

From outside Australia +61 8 9386 2651

As required by the Corporations Act, calls to these numbers will be recorded.

Johannesburg

19 May 2004

US Disclosures

DRD’s shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRD’s Bidder’s Statement dispatched on 13 April 2004 is made for the securities of an Australian company.  The offer is subject to disclosure requirements in Australia that are different from those of the United States.  Certain financial statements included in the Bidder’s Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies.  It may be difficult for Emperor’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States.  Emperor’s shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court’s judgment.  You should be aware that DRD may purchase securities otherwise than under the offer in DRD’s Bidder’s Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.